Exhibit 99.1

LINN ENERGY COMPLETES SPIN-OFF OF RIVIERA RESOURCES

HOUSTON, August 7, 2018 – LINN Energy, Inc. (OTCQB: LNGG) (“LINN” or the “Company”) announced today that it has completed the previously announced spin-off of Riviera Resources, Inc. (“Riviera”) from LINN (the “Spin-Off”). Riviera is now an independent reporting company and is expected to begin trading on the OTC Market under the ticker symbol “RVRA” on August 8, 2018.

Under the terms of the Spin-Off, LINN stockholders who held LINN common stock on August 3, 2018 (the “record date”) received a distribution of one share of Riviera common stock for each share of LINN common stock held on the record date. As a result, LINN stockholders now own one share each of:

•	LINN (OTC: LNGG), which owns a 50% equity interest in Roan Resources LLC, which is focused on the accelerated development of the Merge/SCOOP/STACK play in Oklahoma; and

•

Riviera (OTC: RVRA), an independent oil and gas company with a strategic focus on efficiently operating its mature low-decline assets, developing its growth-oriented assets, and returning capital to shareholders. Riviera’s assets consist of:

o	LINN’s legacy properties located in the Hugoton Basin, East Texas, North Louisiana, Michigan/Illinois, the Uinta Basin and Mid-Continent regions; and
o	Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

As previously announced, Riviera will host a conference call Thursday, August 23, 2018 at 10 a.m. (Central) to discuss additional strategic and financial information related to Riviera and its wholly owned subsidiary, Blue Mountain Midstream LLC.

In connection with the Spin-Off, David B. Rottino, President and Chief Executive Officer of Riviera and former Chief Financial Officer of LINN, became President and Chief Executive Officer of LINN. As previously announced, Mark E. Ellis, the former President and Chief Executive Officer of LINN, retired in connection with the Spin-Off.

“On behalf of the Board, we would like to again thank Mark and all LINN employees who will be moving on post Spin-Off for their many years of dedicated service to the Company. In particular, their tireless work and leadership over the past eighteen months was instrumental in maximizing value for LINN shareholders and allowing for this Spin-Off transaction. The Board is also extremely excited about the future of Rivera Resources, Blue Mountain Midstream, and Roan Resources under their new leadership teams. We believe the Spin-Off is a critical step to begin to unlock the sum of parts value of these three businesses,” said Evan Lederman, Chairman of the Board.

Taxable Distribution and Potential Tax Withholding

As previously disclosed, the Spin-Off was a taxable distribution. The material U.S. federal income tax consequences of the distribution are described in detail in Riviera’s Registration Statement on Form S-1 (File No. 333-225927) under “Material U.S. Federal Income Tax Consequences of the Spin-Off.” Information regarding tax matters in this press release is for general information purposes only and does not constitute tax advice. STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THEM.

In connection with the distribution, LINN utilized a procedure to prepare a reasonable estimate of its LINN’s earnings and profits (and, therefore, the amount of the distribution that should be treated as a dividend). This estimate, which was provided to withholding agents, was $89,342,732. As previously disclosed, LINN expects that it will publish IRS Form 8937 within 45 days of the distribution. The Form 8937 will include additional information regarding the distribution, including an updated estimate of the amount of LINN’s earnings and profits and LINN’s determination of the value of the distributed Riviera common stock. In the event earnings and profits are ultimately determined to be lower than the amount provided to withholding agents, holders should be able to file refunds with respect to any over-withholding.

ABOUT LINN ENERGY

LINN Energy, Inc., headquartered in Houston, Texas, is currently focused on the development of the Merge/SCOOP/STACK in Oklahoma through its equity interest in Roan Resources, LLC.

ABOUT RIVIERA RESOURCES

Riviera Resources, Inc. is an independent oil and natural gas company with a strategic focus on efficiently operating its mature low-decline assets, developing its growth-oriented assets, and returning capital to its stockholders. Riviera’s properties are located in the Hugoton Basin, East Texas, North Louisiana, Michigan/Illinois, the Uinta Basin and Mid-Continent regions. Riviera also owns Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

Forward-Looking Statements

Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by LINN and Riviera, which reflect LINN’s or Riviera’s management’s experience, estimates and perception of historical trends, current conditions and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of LINN and Riviera, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to uncertainties related to LINN’s and Riviera’s ability to realize the anticipated benefits of the Spin-Off, the potential negative effects of the Spin-Off, the availability of sufficient cash flow to execute our business plan, continued low or further declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the capacity and utilization of midstream facilities and the regulatory environment. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in LINN’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings as well as the risk factors in Riviera’s Registration Statement on Form S-1. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

CONTACT:

LINN Energy, Inc.

Investor Relations

(281) 840-4110

ir@linnenergy.com

Riviera Resources, Inc.

Investor Relations

(281) 840-4168

ir@RVRAresources.com